Exhibit 99.3

See Item 8.01 of the accompanying Current Report on Form 8-K for a discussion of the facts surrounding, rationale for and other matters involving the following disclosure. The following information replaces Item 1 Financial Statements previously filed in the Quarterly Report on Form 10-Q for the three and six months ended June 30, 2010 for Choice Hotels International, Inc. All other portions of such Quarterly Report on Form 10-Q are unchanged.

PART I. FINANCIAL INFORMATION

ITEM 1.	FINANCIAL STATEMENTS

CHOICE HOTELS INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(UNAUDITED, IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
REVENUES:
Royalty fees	$57,443	$54,929	$98,464	$98,370
Initial franchise and relicensing fees	2,655	3,993	4,567	6,642
Procurement services	6,611	6,772	9,856	10,162
Marketing and reservation	80,389	75,296	139,229	137,338
Hotel operations	1,109	1,179	1,976	2,297
Other	1,641	1,174	3,177	2,692

Total revenues	149,848	143,343	257,269	257,501

OPERATING EXPENSES:
Selling, general and administrative	22,824	27,076	44,640	48,537
Depreciation and amortization	2,220	2,032	4,392	4,147
Marketing and reservation	80,389	75,296	139,229	137,338
Hotel operations	808	829	1,564	1,614

Total operating expenses	106,241	105,233	189,825	191,636

Operating income	43,607	38,110	67,444	65,865

OTHER INCOME AND EXPENSES, NET:
Interest expense	675	1,265	1,296	2,805
Interest and other investment (income) loss	1,103	(3,173)	26	(2,341)
Equity in net income of affiliates	(195)	(225)	(548)	(443)

Total other income and expenses, net	1,583	(2,133)	774	21

Income before income taxes	42,024	40,243	66,670	65,844
Income taxes	15,013	14,740	23,866	24,033

Net income	$27,011	$25,503	$42,804	$41,811

Weighted average shares outstanding – basic	59,592	60,467	59,553	60,499

Weighted average shares outstanding – diluted	59,676	60,598	59,639	60,708

Basic earnings per share	$0.45	$0.42	$0.72	$0.69

Diluted earnings per share	$0.45	$0.42	$0.72	$0.69

Cash dividends declared per share	$0.185	$0.185	$0.37	$0.37

The accompanying notes are an integral part of these consolidated financial statements.

CHOICE HOTELS INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(UNAUDITED, IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

	June 30, 2010	December 31, 2009
ASSETS
Current assets
Cash and cash equivalents	$70,926	$67,870
Receivables (net of allowance for doubtful accounts of $7,779 and $6,886, respectively)	50,342	41,898
Deferred income taxes	7,980	7,980
Other current assets	20,982	10,114

Total current assets	150,230	127,862

Property and equipment, at cost, net	48,422	43,627
Goodwill	66,033	65,813
Franchise rights and other identifiable intangibles, net	22,308	24,559
Receivable – marketing and reservation fees	58,508	33,872
Investments, employee benefit plans, at fair value	20,868	20,931
Deferred income taxes	14,192	14,143
Other assets	9,647	9,230

Total assets	$390,208	$340,037

LIABILITIES AND SHAREHOLDERS’ DEFICIT

Current liabilities
Revolving credit facility	$291,100	$0
Accounts payable	42,735	33,859
Accrued expenses	30,442	37,074
Deferred revenue	57,226	51,765
Income taxes payable	17,648	6,310
Deferred compensation and retirement plan obligations	2,461	2,798

Total current liabilities	441,612	131,806

Long-term debt	0	277,700
Deferred compensation and retirement plan obligations	33,348	34,956
Other liabilities	12,283	9,787

Total liabilities	487,243	454,249

Commitments and Contingencies

SHAREHOLDERS’ DEFICIT
Common stock, $0.01 par value, 160,000,000 shares authorized; 95,345,362 shares issued at June 30, 2010 and December 31, 2009 and 59,603,015 and 59,541,106 shares outstanding at June 30, 2010 and December 31, 2009, respectively	596	595
Additional paid-in capital	89,130	90,731
Accumulated other comprehensive income (loss)	(850)	333
Treasury stock (35,742,347 and 35,804,256 shares at June 30, 2010 and December 31, 2009, respectively), at cost	(871,211)	(870,302)
Retained earnings	685,300	664,431

Total shareholders’ deficit	(97,035)	(114,212)

Total liabilities and shareholders’ deficit	$390,208	$340,037

The accompanying notes are an integral part of these consolidated financial statements.

CHOICE HOTELS INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED, IN THOUSANDS)

	Six Months Ended June 30
	2010	2009
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$42,804	$41,811
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	4,392	4,147
Provision for bad debts	1,637	743
Non-cash stock compensation and other charges	5,297	6,601
Non-cash interest and other (income) loss	307	(2,107)
Dividends received from equity method investments	148	488
Equity in net income of affiliates	(548)	(443)
Changes in assets and liabilities, net of acquisitions:
Receivables	(10,061)	(1,774)
Receivable – marketing and reservation fees, net	(17,996)	(19,513)
Accounts payable	9,043	1,523
Accrued expenses	(6,601)	(7,167)
Income taxes payable/receivable	11,492	20,093
Deferred income taxes	(55)	0
Deferred revenue	5,475	6,083
Other assets	(4,307)	1,574
Other liabilities	577	(3,685)

Net cash provided by operating activities	41,604	48,374

CASH FLOWS FROM INVESTING ACTIVITIES:
Investment in property and equipment	(12,249)	(4,989)
Acquisitions, net of cash acquired	(466)	0
Issuance of notes receivable	(8,008)	(1,329)
Collections of notes receivable	37	125
Purchases of investments, employee benefit plans	(1,204)	(2,464)
Proceeds from sale of investments, employee benefit plans	836	1,171
Other items, net	(361)	(246)

Net cash used in investing activities	(21,415)	(7,732)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net borrowings pursuant to revolving credit facility	13,400	19,700
Purchase of treasury stock	(9,242)	(36,350)
Excess tax benefits from stock-based compensation	12	2,033
Dividends paid	(21,924)	(22,321)
Proceeds from exercise of stock options	1,315	4,603

Net cash used in financing activities	(16,439)	(32,335)

Net change in cash and cash equivalents	3,750	8,307
Effect of foreign exchange rate changes on cash and cash equivalents	(694)	823
Cash and cash equivalents at beginning of period	67,870	52,680

Cash and cash equivalents at end of period	$70,926	$61,810

Supplemental disclosure of cash flow information:
Cash payments during the period for:
Income taxes, net of refunds	$11,921	$1,485
Interest	$1,341	$3,258
Non-cash financing activities:
Declaration of dividends	$21,934	$22,207
Issuance of restricted shares of common stock	$9,083	$6,931
Issuance of performance vested restricted stock units	$256	$461
Issuance of treasury stock to employee stock purchase plan	$314	$301

The accompanying notes are an integral part of these consolidated financial statements.

CHOICE HOTELS INTERNATIONAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

1. Company Information and Significant Accounting Policies

The accompanying unaudited consolidated financial statements of Choice Hotels International, Inc. and subsidiaries (together the “Company”) have been prepared by the Company pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”). In the opinion of management, all adjustments (which include any normal recurring adjustments) considered necessary for a fair presentation have been included. Certain information and footnote disclosures normally included in financial statements presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”) have been omitted. The year end balance sheet information was derived from audited financial statements, but does not include all disclosures required by GAAP. The Company believes the disclosures made are adequate to make the information presented not misleading. The consolidated financial statements should be read in conjunction with the consolidated financial statements for the year ended December 31, 2009 and notes thereto included in the Company’s Form 10-K, filed with the SEC on March 1, 2010 (the “10-K”). Interim results are not necessarily indicative of the entire year results because of seasonal variations. All intercompany transactions and balances between Choice Hotels International, Inc. and its subsidiaries have been eliminated in consolidation.

The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers all highly liquid investments purchased with a maturity of three months or less at the date of purchase to be cash equivalents. As of June 30, 2010 and December 31, 2009, $5.7 million and $6.4 million, respectively, of book overdrafts representing outstanding checks in excess of funds on deposit are included in accounts payable in the accompanying consolidated balance sheets.

The Company maintains cash balances in domestic banks, which at times, may exceed the limits of amounts insured by the Federal Deposit Insurance Corporation. In addition, the Company also maintains cash balances in international banks which do not provide deposit insurance.

Recently Adopted Accounting Guidance

In January 2010, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2010-06, “Fair Value Measurements and Disclosures (Topic 820)—Improving Disclosures about Fair Value Measurements,” (“ASU 2010-06”) to require new disclosures and clarify existing disclosures relating to fair value measurements. The new disclosures and clarifications of existing disclosures are effective for interim and annual reporting periods beginning after December 15, 2009, except for the disclosures about purchases, sales, issuances, and settlements in Level 3 fair value measurements, which are effective for fiscal years beginning after December 15, 2010 and for interim periods within those fiscal years. The adoption of this standard did not have and is not expected to have an effect on the Company’s consolidated balance sheets, results of operations, or cash flows.

In June 2009, the FASB issued Statement of Financial Accounting Standards (“SFAS”) No. 167, “Amendments to FASB Interpretation No. 46(R)”, or ASU No. 2009-17, now included in FASB Accounting Standards Codification (“ASC”) 810-10, “Consolidation”, which amends FASB Interpretation No. 46 (revised December 2003) to address the elimination of the concept of a qualifying special purpose entity. This guidance replaces the quantitative-based risks and rewards calculation for determining which enterprise has a controlling financial interest in a variable interest entity with an approach focused on identifying which enterprise has the power to direct the activities of a variable interest entity and the obligation to absorb losses of the entity or the right to receive benefits from the entity. Additionally, this guidance provides more timely and useful information about an enterprise’s involvement with a variable interest entity. The Company adopted this guidance on January 1, 2010. The adoption of these provisions did not have an impact on our consolidated financial statements.

CHOICE HOTELS INTERNATIONAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)—(Continued)

2. Other Current Assets

Other current assets consist of the following:

	June 30, 2010	December 31, 2009
	(In thousands)
Prepaid expenses	$8,145	$7,014
Notes receivable (See Note 3)	8,874	2,378
Land held for sale	2,991	—
Other	972	722

Total	$20,982	$10,114

3. Notes Receivable

	June 30, 2010	December 31, 2009
	(In thousands)
Forgivable notes receivable	$7,080	$7,432
Mezzanine and other notes receivables	19,766	12,345

	26,846	19,777
Loan reserves	(9,733)	(9,531)

Total	$17,113	$10,246

Current portion, net	$8,874	$2,378
Long-term portion, net	8,239	7,868

Total	$17,113	$10,246

The Company classifies notes receivable due within one year as current assets and notes receivable with a maturity greater than one year as other assets in the Company’s consolidated balance sheets.

Forgivable Notes Receivable

From time to time, the Company provides financing to franchisees for property improvements and other purposes in the form of forgivable promissory notes. The terms of the notes typically range from 3 to 10 years, bearing market interest rates, and are forgiven and amortized over that time period if the franchisee remains in the system in good standing. As of June 30, 2010 and December 31, 2009, the unamortized balance of these notes totaled $7.1 million and $7.4 million, respectively. The Company recorded an allowance for credit losses on these forgivable notes receivable of $0.7 million at both June 30, 2010 and December 31, 2009. Amortization expense included in the accompanying consolidated statements of income related to the notes was $0.5 million and $1.0 million for the three and six months ended June 30, 2010, respectively. Amortization expense for the three and six months ended June 30, 2009 relating to the notes was $0.5 million and $1.0 million, respectively. At June 30, 2010, the Company had commitments to extend an additional $4.8 million in forgivable notes receivable provided certain commitments are met by its franchisees.

Mezzanine and Other Notes Receivable

The Company has provided financing to franchisees in support of the development of properties in key markets. These notes include non-interest bearing receivables as well as notes bearing market interest and are due upon maturity. Interest income associated with these notes receivable is reflected in the accompanying consolidated statements of income under the caption interest and other investment (income) loss. The Company does not accrue interest on notes receivable that are impaired. At June 30, 2010, notes receivable advanced totaled $19.8 million of which $10.8 million was determined to be impaired at June 30, 2010. The Company has recorded an $8.6 million allowance for credit losses on these impaired loans at both June 30, 2010 and December 31, 2009. In addition, at June 30, 2010 and December 31, 2009, the Company had provided loan reserves on non-impaired loans totaling $0.4 million and $0.2 million, respectively. The Company records bad debt expense in SG&A expenses in the accompanying consolidated statements of income. At June 30, 2010, the Company had a commitment to extend an additional $2.1 million in mezzanine and other notes receivables provided certain conditions are met.

CHOICE HOTELS INTERNATIONAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)—(Continued)

4. Receivable – Marketing and Reservation Fees

As of June 30, 2010 and December 31, 2009, the Company’s balance sheet includes a receivable of $32.3 million and $19.2 million, respectively from cumulative marketing expenses incurred in excess of cumulative marketing fee revenues earned. The reservation fees receivable related to cumulative reservation expenses incurred in excess of cumulative reservation fee revenues earned was $26.2 million and $14.7 million at June 30, 2010 and December 31, 2009, respectively. Depreciation and amortization expense attributable to marketing and reservation activities was $3.4 million and $2.5 million for the three months ended June 30, 2010 and 2009, respectively. Depreciation and amortization expense attributable to marketing and reservation activities was $6.1 million and $4.9 million for the six months ended June 30, 2010 and 2009, respectively. Interest expense attributable to reservation activities was approximately $0.1 million for both the three months ended June 30, 2010 and 2009, while interest expense attributable to reservation activities was approximately $0.2 million for both the six months ended June 30, 2010 and 2009.

5. Deferred Revenue

Deferred revenue consists of the following:

	June 30, 2010	December 31, 2009
	(In thousands)
Loyalty programs	$53,211	$47,832
Initial, relicensing and franchise fees	2,489	2,160
Procurement service fees	947	884
Other	579	889

Total	$57,226	$51,765

6. Debt

On June 16, 2006, the Company entered into a $350 million senior unsecured revolving credit agreement (the “Revolver”), with a syndicate of lenders. The Revolver allows the Company to borrow, repay and reborrow revolving loans up to $350 million (which includes swingline loans for up to $20 million and standby letters of credit of up to $30 million) until the scheduled maturity date of June 16, 2011. The Company has the ability to request an increase in available borrowings under the Revolver by an additional amount of up to $150 million by obtaining the agreement of the existing lenders to increase their lending commitments or by adding additional lenders. The rate of interest generally applicable for revolving loans under the Revolver is, at the Company’s option, equal to either (i) the greater of the prime rate or the federal funds effective rate plus 50 basis points, or (ii) an adjusted LIBOR rate plus a margin between 22 and 70 basis points based on the Company’s credit rating. The Revolver requires the Company to pay a quarterly facility fee, based upon the credit rating of the Company, at a rate between 8 and 17 1/2 basis points, on the full amount of the commitment (regardless of usage). The Revolver also requires the payment of a quarterly usage fee, based upon the credit rating of the Company, at a rate between 10 and 12 1/2 basis points, on the amount outstanding under the commitment, excluding swingline loans, at all times when the amount borrowed under the Revolver exceeds 50% of the total commitment. The Revolver includes customary financial and other covenants that require the maintenance of certain ratios including maximum leverage and interest coverage. The Revolver also restricts the Company’s ability to make certain investments, incur certain debt, and dispose of assets, among other restrictions. As of June 30, 2010, the Company had $291.1 million of revolving loans outstanding pursuant to the Revolver and the Company was in compliance with all covenants.

The Company has a line of credit with a bank through August 31, 2010 providing up to an aggregate of $5 million of borrowings, which is due upon demand. Borrowings under the line of credit bear interest at the lender’s sole option at either of the following rates (i) prime rate or (ii) LIBOR rate plus 0.80% per annum; due monthly and upon demand for final payment. As of June 30, 2010, no amounts were outstanding pursuant to this line of credit.

As of June 30, 2010, total debt outstanding for the Company was $291.1 million and has been classified as a current liability due to the scheduled maturity of the Company’s Revolver on June 16, 2011.

7. Acquisition of Choice Hospitality (India) Ltd.

In the first quarter of 2010, the Company acquired the remaining 60% ownership interest in one of the Company’s master franchisees, Choice Hospitality (India) Ltd. (“CHN”), which conducts franchising operations in the Republics of India, Sri Lanka, Maldives and

CHOICE HOTELS INTERNATIONAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)—(Continued)

the Kingdom of Nepal for $0.6 million and began including the results of its operations in the Company’s financial statements on January 8, 2010. Prior to the acquisition, the Company owned 40% of the outstanding common stock of CHN with the remaining 60% of the outstanding stock owned by unrelated parties. The Company allocated the purchase price based on management’s assessment of the fair value of assets acquired and liabilities assumed as of January 8, 2010. The Company allocated $0.3 million of the excess of the total purchase price over net tangible assets to franchise rights and the remaining $0.2 million to goodwill. The franchise rights are being amortized over their estimated useful life of 8 years. The pro forma results of operations as if this entity had been combined at the beginning of 2010 and 2009 would not be materially different from the Company’s reported results for those periods.

8. Pension Plan

The Company sponsors an unfunded non-qualified defined benefit plan (“SERP”) for certain senior executives. No assets are held with respect to the plan; therefore benefits are funded as paid to participants. For the three months ended June 30, 2010 and June 30, 2009, the Company recorded $0.1 million and $0.3 million, respectively, for the expenses related to the SERP which are included in SG&A expense in the accompanying consolidated statements of income. The expenses related to the SERP for the six month periods ended June 30, 2010 and 2009 are $0.3 million and $0.6 million, respectively. Benefit payments totaling $0.4 million are currently scheduled to be remitted within the next twelve months.

The following table presents the components of net periodic benefit costs for the three and six months ended June 30, 2010 and 2009:

	Three Months Ended June 30,		Six Months Ended June 30,
(In thousands)	2010	2009	2010	2009
Components of net periodic pension cost:
Service cost	$—	$101	$—	$202
Interest cost	134	148	269	296
Amortization:
Prior service cost	—	58	—	115

Net periodic pension cost	$134	$307	$269	$613

The net periodic pension costs for the year ended December 31, 2010 are projected to decline from the prior year due to the amendment of the SERP, effective December 31, 2009, which froze participant benefits. As a result of freezing the benefits future service costs and unrecognized prior service cost amortizations have been eliminated. The 2010 monthly net periodic pension costs are approximately $45,000. The components of projected pension costs for the year ended December 31, 2010 are as follows:

(in thousands)
Components of net periodic pension cost:
Service cost	$—
Interest cost	538
Amortizations:
(Gain)/Loss	—
Prior service cost	—

Net periodic pension cost	$538

The following is a reconciliation of the changes in the projected benefit obligation for the six months ended June 30, 2010:

(in thousands)
Projected benefit obligation, December 31, 2009	$9,176
Service cost	—
Interest cost	269
Benefit payments	(198)

Projected benefit obligation, June 30, 2010	$9,247

CHOICE HOTELS INTERNATIONAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)—(Continued)

The amounts in accumulated other comprehensive income (loss) that have not yet been recognized as components of net periodic benefit costs at June 30, 2010 are as follows:

(in thousands)
Transition asset (obligation)	$—
Prior service cost	—
Accumulated gain	93

Total	$93

9. Non-Qualified Retirement, Savings and Investment Plans

The Company sponsors two non-qualified retirement savings and investment plans for certain employees and senior executives. Employee and Company contributions are maintained in separate irrevocable trusts. Legally, the assets of the trusts remain those of the Company; however, access to the trusts’ assets is severely restricted. The trusts’ cannot be revoked by the Company or an acquirer, but the assets are subject to the claims of the Company’s general creditors. The participants do not have the right to assign or transfer contractual rights in the trusts.

In 2002, the Company adopted the Choice Hotels International, Inc. Executive Deferred Compensation Plan (“EDCP”) which became effective January 1, 2003. Under the EDCP, certain executive officers may defer a portion of their salary into an irrevocable trust. Prior to January 1, 2010, participants could elect an investment return of either the annual yield of the Moody’s Average Corporate Bond Yield Index plus 300 basis points or a return based on a selection of available diversified investment options. Effective January 1, 2010, the Moody’s Average Corporate Bond Rate Yield Index plus 300 basis points is no longer an investment option for salary deferrals made on compensation earned after December 31, 2009. As of June 30, 2010 and December 31, 2009, the Company recorded a deferred compensation liability of $16.6 million and $17.6 million, respectively related to these deferrals and credited investment returns. Compensation expense is recorded in SG&A expense on the Company’s consolidated statements of income based on the change in the deferred compensation obligation related to earnings credited to participants as well as changes in the fair value of diversified investments. Compensation expense recorded in SG&A for the three months ended June 30, 2010 and 2009 were $0.1 million and $0.3 million, respectively. Compensation expense recorded in SG&A for the six months ended June 30, 2010 and 2009 was $0.3 million and $0.5 million, respectively.

The Company has invested the employee salary deferrals in diversified long-term investments which are intended to provide investment returns that partially offset the earnings credited to the participants. The diversified investments held in the trusts totaled $11.6 million and $10.9 million as of June 30, 2010 and December 31, 2009, respectively, and are recorded at their fair value, based on quoted market prices. These investments are considered trading securities and therefore, the changes in the fair value of the diversified assets is included in other income and expenses, net in the accompanying statements of income. The Company recorded investment gains (losses) during the three months ended June 30, 2010 and 2009 totaling ($0.7 million) and $2.2 million, respectively. The Company recorded investment gains (losses) during the six months ended June 30, 2010 and 2009 totaling ($0.2 million) and $1.4 million, respectively.

In 1997, the Company adopted the Choice Hotels International, Inc. Nonqualified Retirement Savings and Investment Plan (“Non-Qualified Plan”). The Non-Qualified Plan allows certain employees who do not participate in the EDCP to defer a portion of their salary and invest these amounts in a selection of available diversified investment options. As of June 30, 2010 and December 31, 2009, the Company had recorded a deferred compensation liability of $10.0 million and $11.0 million, respectively related to these deferrals. Compensation expense is recorded in SG&A expense on the Company’s consolidated statements of income based on the change in the deferred compensation obligation related to earnings credited to participants as well as changes in the fair value of diversified investments. The net increase (decrease) in compensation expense recorded in SG&A for the three months ended June 30, 2010 and 2009 was ($0.7 million) and $1.0 million, respectively. The net increase (decrease) in compensation expense recorded in SG&A for the six months ended June 30, 2010 and 2009 was ($0.3 million) and $0.7 million, respectively.

The diversified investments held in the trusts were $9.2 million and $10.1 million as of June 30, 2010 and December 31, 2009, respectively, and are recorded at their fair value, based on quoted market prices. These investments are considered trading securities and therefore the changes in the fair value of the diversified assets is included in other income and expenses, net in the accompanying statements of income. The Company recorded investment gains (losses) during the three months ended June 30, 2010 and 2009 of ($0.6 million) and $1.0 million, respectively. The Company recorded investment gains (losses) during the six months ended June 30, 2010 and 2009 of ($0.2 million) and $0.8 million, respectively. In addition, the Non-Qualified Plan held shares of the Company’s common stock with a market value of $0.8 million and $0.9 million at June 30, 2010 and December 31, 2009, respectively.

CHOICE HOTELS INTERNATIONAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)—(Continued)

10. Fair Value Measurements

The Company estimates the fair value of our financial instruments utilizing a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. There have been no significant transfers into or out of Level 1 or Level 2 inputs. The following summarizes the three levels of inputs, as well as the assets that the Company values using those levels of inputs:

Level 1: Quoted prices in active markets for identical assets and liabilities. The Company’s Level 1 assets consist of marketable securities (primarily mutual funds) held in the Company’s EDCP and Non-Qualified Plan deferred compensation plans.

Level 2: Observable inputs, other than quoted prices in active markets for identical assets and liabilities, such as quoted prices for similar assets and liabilities; quoted prices in markets that are not active; or other inputs that are observable. The Company’s Level 2 assets consist of money market funds held in the Company’s EDCP and Non-Qualified Plan deferred compensation plans.

Level 3: Unobservable inputs, supported by little or no market data available, where the reporting entity is required to develop its own assumptions to determine the fair value of the instrument. The Company does not currently have any assets whose fair value was determined using Level 3 inputs.

Assets (in thousands)	Fair Value Measurements at Reporting Date Using
	June 30, 2010	Level 1	Level 2	Level 3
As of June 30, 2010
Investments, employee benefits plans, at fair value	$20,868	$18,610	$2,258	$—

As of December 31, 2009
Investments, employee benefit plans, at fair value	$20,931	$18,505	$2,426	$—

None of the Company’s financial assets currently covered by the disclosure provisions are measured at fair value using significant unobservable inputs. There were no significant transfers in and out of Level 1 and 2 fair value measurements during the three and six months ended June 30, 2010.

11. Income Taxes

The effective income tax rate was 35.7% and 36.6% for the three months ended June 30, 2010 and June 30, 2009, respectively. The effective income tax rate was 35.8% and 36.5% for the six months ended June 30, 2010 and June 30, 2009, respectively. These rates differ from the U.S. federal statutory rate of 35% primarily due to state income taxes, partially offset by the effect of foreign operations.

As of both June 30, 2010 and December 31, 2009, the Company had $4.2 million of total unrecognized tax benefits of which approximately $2.5 million would affect the effective tax rate if recognized. These unrecognized tax benefits relate principally to state tax positions and stock-based compensation deductions. Estimated interest and penalties related to the underpayment of income taxes are classified as a component of income tax expense in the consolidated statement of income. Accrued interest and penalties included in other liabilities on the Company’s consolidated balance sheet were $1.0 million and $0.8 million at June 30, 2010 and December 31, 2009, respectively. The Company believes it is reasonably possible it will recognize tax benefits of up to $2.1 million within the next twelve months related to the anticipated lapse of applicable statutes of limitations regarding state tax positions and stock-based compensation deductions.

The Company’s uncertain tax positions are related to tax years that remain subject to examination by the relevant tax authorities. The Company and its subsidiaries are subject to U.S. federal income tax as well as income tax of multiple state and foreign jurisdictions. The Company has substantially concluded all U.S. federal income tax matters for years through and including 2005. Substantially all material state and local and foreign income tax matters have been concluded for years through and including 2005. U.S. federal income tax returns for 2006 through 2008 are currently open for examination.

The Company has estimated and accrued for certain tax assessments and the expected resolution of tax contingencies which arise in the course of our business. The ultimate outcome of these tax-related contingencies impact the determination of income tax expense and may not be resolved until several years after the related tax returns have been filed. Predicting the outcome of such tax assessments involves uncertainty and accordingly, actual results could differ from those estimates.

CHOICE HOTELS INTERNATIONAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)—(Continued)

12. Share-Based Compensation and Capital Stock

Stock Options

The Company granted 12,649 and 10,310 options to certain employees of the Company at a fair value of $0.2 million and $0.1 million for the three month periods ended June 30, 2010 and 2009, respectively. The Company granted 0.3 million and 0.5 million options to certain employees of the Company at a fair value of $2.6 million and $3.8 million during the six months ended June 30, 2010 and 2009, respectively. The stock options granted by the Company had an exercise price equal to the market price of the Company’s common stock on the date of grant. The fair value of the options granted was estimated on the grant date using the Black-Scholes option-pricing model with the following weighted average assumptions:

	2010 Grants	2009 Grants
Risk-free interest rate	2.19%	1.81%
Expected volatility	41.92%	39.63%
Expected life of stock option	4.4 years	4.4 years
Dividend yield	2.26%	2.75%
Requisite service period	4 years	4 years
Contractual life	7 years	7 years
Weighted average fair value of options granted	$10.07	$7.36

The expected life of the options and volatility are based on historical data and are not necessarily indicative of exercise patterns or actual volatility that may occur. Historical volatility is calculated based on a period that corresponds to the expected life of the stock option. The dividend yield and the risk-free rate of return are calculated on the grant date based on the then current dividend rate and the risk-free rate of return for the period corresponding to the expected life of the stock option. Compensation expense related to the fair value of these awards is recognized straight-line over the requisite service period based on those awards that ultimately vest.

The aggregate intrinsic value of the stock options outstanding and exercisable at June 30, 2010 was $4.8 million and $3.5 million, respectively. The total intrinsic value of options exercised during the three months ended June 30, 2010 and 2009 was $0.2 million and $3.8 million, respectively. The total intrinsic value of options exercised during the six months ended June 30, 2010 and 2009 was $0.9 million and $8.6 million, respectively.

The Company received $0.7 million and $1.9 million in proceeds from the exercise of approximately 23,992 and 0.2 million employee stock options during the three month periods ended June 30, 2010 and 2009, respectively. The Company received $1.3 million and $4.6 million in proceeds from the exercise of approximately 0.1 million and 0.5 million employee stock options during the six month periods ended June 30, 2010 and 2009, respectively.

Restricted Stock

The following table is a summary of activity related to restricted stock grants:

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
Restricted share grants	24,564	32,120	274,954	254,729
Weighted average grant date fair value per share	$37.46	$29.50	$33.03	$27.21
Aggregate grant date fair value ($000)	$920	$948	$9,083	$6,931
Restricted shares forfeited	635	1,582	8,829	11,137
Vesting service period of shares granted	3-4 years	3-4 years	3-4 years	3-4 years
Grant date fair value of shares vested ($000)	$1,574	$1,428	$5,748	$5,257

CHOICE HOTELS INTERNATIONAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)—(Continued)

Compensation expense related to the fair value of these awards is recognized straight-line over the requisite service period based on those restricted stock grants that ultimately vest. The fair value of grants is measured by the market price of the Company’s stock on the date of grant. Restricted stock awards generally vest ratably over the service period beginning with the first anniversary of the grant date.

Performance Vested Restricted Stock Units

The Company has granted performance vested restricted stock units (“PVRSU”) to certain employees. The vesting of these stock awards is contingent upon the Company achieving performance targets at the end of specified performance periods and the employees’ continued employment. The performance conditions affect the number of shares that will ultimately vest. The range of possible stock-based award vesting is between 0% and 200% of the initial target. If a minimum of 50% of the performance target is not attained then no awards will vest under the terms of the PVRSU agreements. Compensation expense related to these awards will be recognized over the requisite service period regardless of whether the performance targets have been met based on the Company’s estimate of the achievement of the various performance targets. The Company has currently estimated that between 0% and 100% of the various award targets will be achieved. The fair value is measured by the market price of the Company’s common stock on the date of grant. Compensation expense is recognized ratably over the requisite service period based on those PVRSUs that ultimately vest.

The following table is a summary of activity related to PVRSU grants:

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
Performance vested restricted stock units granted at target	—	—	33,517	9,588
Weighted average grant date fair value per share	$—	$—	$32.60	$26.88
Aggregate grant date fair value ($000)	$—	$—	$1,093	$258
Stock units forfeited	—	—	9,650	4,011
Requisite service period	—	—	3 years	2 years

During the six months ended June 30, 2010, PVRSU grants totaling 10,880 vested at a fair value of $0.3 million. These PVRSU grants were initially granted at a target of 15,541 units, however, since the Company achieved only 70% of the targeted performance conditions contained in the stock awards granted in prior periods, 4,661 shares out of the initial grant were forfeited. In addition, during the six months ended June 30, 2010, 4,989 units were forfeited since the performance targets of the applicable PVRSU grant were not achieved. During the six months ended June 30, 2009, PVRSU grants totaling 19,761 vested at a fair value of $0.5 million. These PVRSU grants were initially granted at a target of 14,638 units, however, since the Company exceeded targeted performance conditions contained in the stock awards granted in prior periods by 35%, an additional 5,123 shares were earned and issued. No PVRSU grants vested during the three month periods ended June 30, 2010 and 2009.

A summary of stock-based award activity as of June 30, 2010 and changes during the six months ended are presented below:

	Six Months Ended June 30, 2010
	Stock Options			Restricted Stock		Performance Vested Restricted Stock Units
	Shares	Weighted Average Exercise Price	Weighted Average Contractual Term	Shares	Weighted Average Grant Date Fair Value	Shares	Weighted Average Grant Date Fair Value
Outstanding at January 1, 2010	1,658,844	$30.05		539,341	$31.68	118,385	$34.58
Granted	261,137	32.84		274,954	33.03	33,517	32.60
Exercised/Vested	(65,545)	20.06		(175,954)	33.65	(10,880)	40.65
Forfeited/Expired	(19,661)	8.57		(8,829)	30.73	(9,650)	36.74

Outstanding at June 30, 2010	1,834,775	$31.03	4.8 years	629,512	$31.75	131,372	$33.42

Options exercisable at June 30, 2010	834,880	$30.87	4.0 years

CHOICE HOTELS INTERNATIONAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)—(Continued)

The components of the Company’s pretax stock-based compensation expense and associated income tax benefits are as follows for the three and six months ended June 30, 2010 and 2009:

	Three Months Ended June 30,		Six Months Ended June 30,
(in millions)	2010	2009	2010	2009
Stock options	$0.6	$0.6	$1.2	$1.1
Restricted stock	1.8	1.7	3.5	3.3
Performance vested restricted stock units	0.2	0.2	0.3	0.4

Total	$2.6	$2.5	$5.0	$4.8

Income tax benefits	$1.0	$0.9	$1.9	$1.8

Dividends

On April 29, 2010, the Company’s board of directors declared a quarterly cash dividend of $0.185 per share (or approximately $11.0 million in the aggregate), which was paid on July 16, 2010 to shareholders of record as of July 2, 2010. On February 16, 2010, the Company’s board of directors declared a cash dividend of $0.185 per share (or approximately $11.0 million in the aggregate), which was paid on April 16, 2010 to shareholders of record on April 5, 2010.

On May 4, 2009, the Company’s board of directors declared a quarterly cash dividend of $0.185 per share (or approximately $11.0 million in the aggregate), which was paid on July 17, 2009 to shareholders of record on July 2, 2009. On February 9, 2009, the Company’s board of directors declared a cash dividend of $0.185 per share (or approximately $11.1 million in the aggregate), which was paid on April 17, 2009 to shareholders of record on April 3, 2009.

Stock Repurchase Program

During the three months ended June 30, 2010, the Company did not purchase any shares of common stock under the share repurchase program. During the six months ended June 30, 2010, the Company purchased 0.2 million shares of common stock under the share repurchase program at a total cost of $6.9 million. During the three and six months ended June 30, 2009, the Company purchased 0.6 million and 1.3 million shares of common stock under the share repurchase program at a total cost of $16.8 million and $34.9 million, respectively.

During the three and six months ended June 30, 2010, the Company redeemed 8,563 and 73,696 shares of common stock at a total cost of $0.3 million and $2.4 million, respectively, from employees to satisfy statutory minimum tax requirements from the vesting of restricted stock and PVRSU grants.

During the three and six months ended June 30, 2009, the Company redeemed 6,904 and 55,872 shares of common stock at a total cost of $0.2 million and $1.5 million, respectively, from employees to satisfy statutory minimum tax requirements from the vesting of restricted stock and PVRSU grants.

These redemptions were outside the share repurchase program initiated in June 1998.

13. Comprehensive Income

The differences between net income and comprehensive income are described in the following table:

	Three Months Ended June 30,		Six Months Ended June 30,
(In thousands)	2010	2009	2010	2009
Net income	$27,011	$25,503	$42,804	$41,811
Other comprehensive income (loss), net of tax:
Amortization of pension related costs, net of tax
Prior service costs	—	36	—	72
Foreign currency translation adjustment, net	(1,189)	1,586	(1,183)	1,327

Other comprehensive income (loss), net of tax	(1,189)	1,622	(1,183)	1,399

Comprehensive income	$25,822	$27,125	$41,621	$43,210

CHOICE HOTELS INTERNATIONAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)—(Continued)

14. Earnings Per Share

The computation of basic and diluted earnings per common share is as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
(In thousands, except per share amounts)	2010	2009	2010	2009
Computation of Basic Earnings Per Share:
Net income	$27,011	$25,503	$42,804	$41,811
Income allocated to participating securities	(289)	(243)	(442)	(385)

Net income available to common shareholders	$26,722	$25,260	$42,362	$41,426

Weighted average common shares outstanding – basic	58,954	59,891	58,939	59,942

Basic earnings per share	$0.45	$0.42	$0.72	$0.69

Computation of Diluted Earnings Per Share:
Net income	$27,011	$25,503	$42,804	$41,811
Income allocated to participating securities	(289)	(243)	(441)	(385)

Net income available to common shareholders	$26,722	$25,260	$42,363	$41,426

Weighted average common shares outstanding – basic	58,954	59,891	58,939	59,942
Diluted effect of stock options and PVRSUs	84	131	86	209

Weighted average shares outstanding-diluted	59,038	60,022	59,025	60,151

Diluted earnings per share	$0.45	$0.42	$0.72	$0.69

The Company’s unvested restricted shares contain rights to receive non-forfeitable dividends, and thus are participating securities requiring the two-class method of computing earnings per share (“EPS”). The calculation of EPS for common stock shown above excludes the income attributable to the unvested restricted share awards from the numerator and excludes the dilutive impact of those awards from the denominator.

At June 30, 2010 and 2009, the Company had 1.8 million and 1.9 million outstanding stock options, respectively. Stock options are included in the diluted earnings per share calculation using the treasury stock method and average market prices during the period, unless the stock options would be anti-dilutive. For both the three and six months ended June 30, 2010, the Company excluded 0.6 million of anti-dilutive stock options from the diluted earnings per share calculation. For both the three and six months ended June 30, 2009, the Company excluded 1.0 million of anti- dilutive stock options from the diluted earnings per share calculation.

PVRSUs are also included in the diluted earnings per share calculation assuming the performance conditions have been met at the reporting date. However, at June 30, 2010 and 2009, PVRSUs totaling 131,372 and 120,420, respectively were excluded from the computation since the performance conditions had not been met.

CHOICE HOTELS INTERNATIONAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)—(Continued)

The following table reconciles the number of shares used in the basic and diluted earnings per share disclosures contained in the consolidated statements of income:

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands)	2010	2009	2010	2009
Weighted average common shares outstanding	58,954	59,891	58,939	59,942
Weighted average participating shares outstanding	638	576	614	557

Weighted average shares outstanding – basic	59,592	60,467	59,553	60,499

Effect of dilutive securities:
Employee stock options and PVRSUs	84	131	86	209

Weighted average shares outstanding – dilutive	59,676	60,598	59,639	60,708

15. Reportable Segment Information

The Company has a single reportable segment encompassing its franchising business. Revenues from the franchising business include royalty fees, initial franchise and relicensing fees, marketing and reservation fees, procurement services revenue and other revenue. The Company is obligated under its franchise agreements to provide marketing and reservation services appropriate for the operation of its systems. These services do not represent separate reportable segments as their operations are directly related to the Company’s franchising business. The revenues received from franchisees that are used to pay for part of the Company’s ongoing operations are included in franchising revenues and are offset by the related expenses paid for marketing and reservation activities to calculate franchising operating income. Corporate and other revenue consists of hotel operations. Except as described in Note 4, the Company does not allocate interest income, interest expense or income taxes to its franchising segment.

The following table presents the financial information for the Company’s franchising segment:

	Three Months Ended June 30, 2010			Three Months Ended June 30, 2009
(In thousands)	Franchising	Corporate & Other	Consolidated	Franchising	Corporate & Other	Consolidated
Revenues	$148,739	$1,109	$149,848	$142,164	$1,179	$143,343
Operating income (loss)	$52,564	$(8,957)	$43,607	$50,863	$(12,753)	$38,110

	Six Months Ended June 30, 2010			Six Months Ended June 30, 2009
(In thousands)	Franchising	Corporate & Other	Consolidated	Franchising	Corporate & Other	Consolidated
Revenues	$255,293	$1,976	$257,269	$255,204	$2,297	$257,501
Operating income (loss)	$85,632	$(18,188)	$67,444	$87,360	$(21,495)	$65,865

16. Commitments and Contingencies

The Company is a defendant in a number of lawsuits arising in the ordinary course of business. In the opinion of management and the Company’s legal counsel, the ultimate outcome of any such lawsuit individually will not have a material adverse effect on the Company’s business, financial position, results of operations or cash flows.

In June 2010, the Company’s guaranty of a $1 million bank loan to fund a franchisee’s construction of a Cambria Suites in Green Bay, Wisconsin expired.

In June 2008, the Company guaranteed $1 million of a bank loan funding a franchisee’s construction of a Cambria Suites in Columbus, Ohio. The guaranty will terminate on the earlier of (i) the repayment of all outstanding obligations under the bank loan that it supports (the current initial loan term runs through June 2013), or (ii) when the franchisee achieves certain debt service coverage

CHOICE HOTELS INTERNATIONAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)—(Continued)

ratios outlined in the underlying bank loan agreement. The Company has received a pledge of an equity interest in the entity constructing the property as well as personal guarantees from several of the franchisee’s principal owners related to the repayment of any amounts the Company may be required to pay under this guaranty.

In July 2008, the Company guaranteed $1 million of a bank loan funding a franchisee’s construction of a Cambria Suites in Noblesville, Indiana. The guaranty will terminate on the earlier of (i) the repayment of all outstanding obligations under the bank loan that it supports (the current initial loan term runs through September 2011), or (ii) when the franchisee achieves certain debt service coverage ratios outlined in the underlying bank loan agreement. The Company has received a pledge of an equity interest in the entity constructing the property as well as personal guarantees from several of the franchisee’s principal owners related to the repayment of any amounts the Company may be required to pay under this guaranty.

The Company has made commitments to purchase various parcels of real estate to support the development of its brands. Providing certain conditions are met by the seller, the Company expects to acquire these parcels of land for a total price of approximately $9.0 million during the year ended December 31, 2010. Subsequent to June 30, 2010, the Company completed the purchase of one of these parcels of real estate at a total cost of $5.5 million.

In the ordinary course of business, the Company enters into numerous agreements that contain standard indemnities whereby the Company indemnifies another party for breaches of representations and warranties. Such indemnifications are granted under various agreements, including those governing (i) purchases or sales of assets or businesses, (ii) leases of real estate, (iii) licensing of trademarks, (iv) access to credit facilities, (v) issuances of debt or equity securities, and (vi) certain operating agreements. The indemnifications issued are for the benefit of the (i) buyers in sale agreements and sellers in purchase agreements, (ii) landlords in lease contracts, (iii) franchisees in licensing agreements, (iv) financial institutions in credit facility arrangements, (v) underwriters in debt or equity security issuances and (vi) parties under certain operating agreements. In addition, these parties are also generally indemnified against any third party claim resulting from the transaction that is contemplated in the underlying agreement. While some of these indemnities extend only for the duration of the underlying agreement, many survive the expiration of the term of the agreement or extend into perpetuity (unless subject to a legal statute of limitations). There are no specific limitations on the maximum potential amount of future payments that the Company could be required to make under these indemnities, nor is the Company able to develop an estimate of the maximum potential amount of future payments to be made under these indemnifications as the triggering events are not subject to predictability. With respect to certain of the aforementioned indemnities, such as indemnifications of landlords against third party claims for the use of real estate property leased by the Company, the Company maintains insurance coverage that mitigates potential liability.

17. Termination Charges

During six months ended June 30, 2010, the Company recorded one-time employee termination charges totaling $0.7 million in SG&A and marketing and reservation expenses. These charges related to salary and benefits continuation payments for employees separating from service with the Company. At June 30, 2010, the Company had approximately $0.2 million of these salary and benefits continuation payments remaining to be remitted. The Company recorded a $1.2 million charge in SG&A and marketing and reservations expenses related to salary and benefits continuation for terminated employees during the six months ended June 30, 2009. At June 30, 2010 the Company had approximately $2.9 million of benefits remaining to be paid on these termination benefits as well as those incurred prior to January 1, 2009.

At June 30, 2010 and December 31, 2009, approximately $3.2 million and $5.5 million, respectively, of benefits remained unpaid and are included as current and non-current liabilities in the Company’s consolidated financial statements. At June 30, 2010, the Company expects $2.4 million of these benefits to be paid within the next twelve months.

18. Future Adoption of Accounting Standards

In October 2009, the FASB issued ASU 2009-13, “Revenue Recognition: Multiple-Deliverable Arrangements” now included in ASC 605-25, “Revenue Recognition”. This guidance modifies the fair value requirements of revenue recognition on multiple element arrangements by allowing the use of the “best estimate of selling price” in addition to vendor specific objective evidence and third-party evidence for determining the selling price of a deliverable. ASU 2009-13 also establishes a selling price hierarchy for determining the selling price of a deliverable. In addition, this guidance eliminates the residual method allocation and expands the disclosure requirements for such arrangements. This guidance is effective for contracts entered into during fiscal periods beginning on or after June 15, 2010. The Company does not expect this guidance to have a significant impact on our consolidated financial statements.

In July 2010, the FASB issued ASU No. 2010-20, “Disclosures about the Credit Quality of Financing Receivables and the Allowance for Credit Losses,” (“ASU 2010-20”), which is included in the codification under ASC 815, “Derivatives and Hedging” (“ASC 815”). ASU 2010-20 sets forth requirements to improve financial reporting by companies with financial receivables (as defined in ASU 2010-20) and to provide more relevant and reliable information to the users of the financial statements. A significant change in ASU

CHOICE HOTELS INTERNATIONAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)—(Continued)

2010-20 is that companies will be required to provide information for both the financing receivable and the related allowance on credit losses at disaggregated levels. ASU 2010-20 will be effective for both interim and annual reporting periods ending after December 15, 2010. The Company is currently evaluating the impact of this guidance on its consolidated financial statements, if any.

19. Subsequent Events

Subsequent to June 30, 2010, the Company purchased various parcels of real estate for a total cost of $7.6 million as part of its program to incent franchise development in top markets for certain brands. The Company has acquired this real estate with the intent to sell it to third-party developers for the construction of hotels operated under the Company’s brands.

On July 20, 2010, the Company entered in to an interest rate swap agreement for the purposes of minimizing the Company’s exposure to the volatility of floating-rate loans. The interest rate swap qualifies as a cash-flow hedge and will be recorded in accordance with ASC 815.

The Company expects to file a shelf registration statement that registers for sale certain securities of the Company, including guarantees of debt securities (“Guarantees”) by certain subsidiaries of the Company (“Guarantor Subsidiaries”). Under the Securities Act of 1933, the Guarantees are securities and, as a result, the Company is required to disclose financial information of the Guarantor Subsidiaries in accordance with Rule 3-10 of Regulation S-X.

The following tables present condensed consolidating financial information for (a) the parent company, Choice Hotels International, Inc., (Parent); (b) the guarantors, which include substantially all of the domestic 100% owned subsidiaries of the Company (Guarantor Subsidiaries); and (c) the 100% and partially owned foreign subsidiaries of the Company, which will not guarantee the long-term indebtedness (Non-Guarantor Subsidiaries). Separate financial statements of the Guarantor Subsidiaries are not presented because the guarantors are fully and unconditionally, jointly and severally liable under the guarantees, and 100% owned by the Company.

Choice Hotels International, Inc.

Condensed Consolidating Statement of Income

For the Three Months Ended June 30, 2010

(Unaudited, In Thousands)

	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
REVENUES:
Royalty fees	$51,486	$22,571	$7,231	$(23,845)	$57,443
Initial franchise and relicensing fees	2,655	—	—	—	2,655
Procurement services	6,611	—	—	—	6,611
Marketing and reservation	71,045	82,216	3,721	(76,593)	80,389
Other items, net	1,614	1,109	27	—	2,750

Total revenues	133,411	105,896	10,979	(100,438)	149,848

OPERATING EXPENSES:
Selling, general and administrative	23,473	19,642	3,554	(23,845)	22,824
Marketing and reservation	74,387	79,347	3,248	(76,593)	80,389
Other items, net	984	1,846	198	—	3,028

Total operating expenses	98,844	100,835	7,000	(100,438)	106,241

Operating income	34,567	5,061	3,979	—	43,607

OTHER INCOME AND EXPENSES:
Interest expense	759	(85)	1	—	675
Equity in earnings of consolidated subsidiaries	(5,573)	—	—	5,573	—
Other items, net	(120)	1,238	(210)	—	908

Total other income and expenses, net	(4,934)	1,153	(209)	5,573	1,583

Income before income taxes	39,501	3,908	4,188	(5,573)	42,024
Income taxes	12,490	2,054	469	—	15,013

Net income	$27,011	$1,854	$3,719	$(5,573)	$27,011

Choice Hotels International, Inc.

Condensed Consolidating Statement of Income

For the Three Months Ended June 30, 2009

(Unaudited, In Thousands)

	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
REVENUES:
Royalty fees	$51,498	$19,332	$5,111	$(21,012)	$54,929
Initial franchise and relicensing fees	3,993	—	—	—	3,993
Procurement services	6,772	—	—	—	6,772
Marketing and reservation	64,102	85,010	3,466	(77,282)	75,296
Other items, net	1,173	1,180	—	—	2,353

Total revenues	127,538	105,522	8,577	(98,294)	143,343

OPERATING EXPENSES:
Selling, general and administrative	18,742	24,379	4,967	(21,012)	27,076
Marketing and reservation	68,484	81,025	3,069	(77,282)	75,296
Other items, net	774	1,930	157	—	2,861

Total operating expenses	88,000	107,334	8,193	(98,294)	105,233

Operating income (loss)	39,538	(1,812)	384	—	38,110

OTHER INCOME AND EXPENSES:
Interest expense	1,344	(78)	(1)	—	1,265
Equity in earnings of consolidated subsidiaries	(671)	—	—	671	—
Other items, net	(62)	(3,111)	(225)	—	(3,398)

Total other income and expenses, net	611	(3,189)	(226)	671	(2,133)

Income before income taxes	38,927	1,377	610	(671)	40,243
Income taxes	14,134	938	78	(410)	14,740

Net income	$24,793	$439	$532	$(261)	$25,503

Choice Hotels International, Inc.

Condensed Consolidating Statement of Income

For the Six Months Ended June 30, 2010

(Unaudited, In Thousands)

	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
REVENUES:
Royalty fees	$87,338	$46,869	$13,630	$(49,373)	$98,464
Initial franchise and relicensing fees	4,567	—	—	—	4,567
Procurement services	9,856	—	—	—	9,856
Marketing and reservation	119,025	147,339	7,168	(134,303)	139,229
Other items, net	3,038	1,976	139	—	5,153

Total revenues	223,824	196,184	20,937	(183,676)	257,269

OPERATING EXPENSES:
Selling, general and administrative	45,207	41,497	7,309	(49,373)	44,640
Marketing and reservation	124,590	142,053	6,889	(134,303)	139,229
Other items, net	1,968	3,591	397	—	5,956

Total operating expenses	171,765	187,141	14,595	(183,676)	189,825

Operating income	52,059	9,043	6,342	—	67,444

OTHER INCOME AND EXPENSES:
Interest expense	1,463	(169)	2	—	1,296
Equity in earnings of consolidated subsidiaries	(10,962)	—	—	10,962	—
Other items, net	(181)	449	(790)	—	(522)

Total other income and expenses, net	(9,680)	280	(788)	10,962	774

Income before income taxes	61,739	8,763	7,130	(10,962)	66,670
Income taxes	18,935	4,105	826	—	23,866

Net income	$42,804	$4,658	$6,304	$(10,962)	$42,804

Choice Hotels International, Inc.

Condensed Consolidating Statement of Income

For the Six Months Ended June 30, 2009

(Unaudited, In Thousands)

	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
REVENUES:
Royalty fees	$91,441	$41,930	$9,504	$(44,505)	$98,370
Initial franchise and relicensing fees	6,642	—	—	—	6,642
Procurement services	10,162	—	—	—	10,162
Marketing and reservation	115,492	156,646	6,593	(141,393)	137,338
Other items, net	2,683	2,297	9	—	4,989

Total revenues	226,420	200,873	16,106	(185,898)	257,501

OPERATING EXPENSES:
Selling, general and administrative	37,035	46,704	9,303	(44,505)	48,537
Marketing and reservation	122,437	150,015	6,279	(141,393)	137,338
Other items, net	1,586	3,837	338	—	5,761

Total operating expenses	161,058	200,556	15,920	(185,898)	191,636

Operating income	65,362	317	186	—	65,865

OTHER INCOME AND EXPENSES:
Interest expense	3,019	(166)	(5)	(43)	2,805
Equity in earnings of consolidated subsidiaries	(1,210)	—	—	1,210	—
Other items, net	(140)	(2,201)	(486)	43	(2,784)

Total other income and expenses, net	1,669	(2,367)	(491)	1,210	21

Income before income taxes	63,693	2,684	677	(1,210)	65,844
Income taxes	23,392	1,470	381	(1,210)	24,033

Net income (loss)	$40,301	$1,214	$296	$—	$41,811

Choice Hotels International, Inc.

Condensed Consolidating Balance Sheet

As of June 30, 2010

(Unaudited, In Thousands)

	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
ASSETS

Cash and cash equivalents	$4,093	$442	$66,391	$—	$70,926
Receivables	41,761	3,427	5,154	—	50,342
Other current assets	17,193	8,370	3,399	—	28,962

Total current assets	63,047	12,239	74,944	—	150,230

Property and equipment, at cost, net	16,308	30,746	1,368	—	48,422
Goodwill	60,620	5,193	220	—	66,033
Franchise rights and other indentifiable intangibles, net	14,721	4,262	3,325	—	22,308
Investments, employee benefit plans, at fair value	—	20,868	—	—	20,868
Investment in and advances to affiliates	329,862	193,671	83,303	(606,836)	—
Receivable, marketing and reservation fees	58,508	—	—	—	58,508
Deferred income taxes	—	41,695	160	(27,663)	14,192
Other assets	2,023	6,689	935	—	9,647

Total assets	$545,089	$315,363	$164,255	$(634,499)	$390,208

LIABILITIES AND SHAREHOLDERS' DEFICIT

Revolving credit facility	$291,100	$—	$—	$—	$291,100
Accounts payable	7,120	32,518	3,097	—	42,735
Accrued expenses	13,713	15,523	1,206	—	30,442
Deferred revenue	3,895	52,637	694	—	57,226
Deferred compensation and retirement plan obligations	—	2,461	—	—	2,461
Income taxes payable	1,488	14,209	1,951	—	17,648

Total current liabilities	317,316	117,348	6,948	—	441,612

Deferred compensation & retirement plan obligations	—	33,343	5	—	33,348
Advances from affiliates	290,901	6,848	84,068	(381,817)	—
Deferred income taxes	27,663	—	—	(27,663)	—
Other liabilities	6,244	5,978	61	—	12,283

Total liabilities	642,124	163,517	91,082	(409,480)	487,243

Total shareholders' deficit	(97,035)	151,846	73,173	(225,019)	(97,035)

Total liabilities and shareholders' deficit	$545,089	$315,363	$164,255	$(634,499)	$390,208

Choice Hotels International, Inc.

Condensed Consolidating Balance Sheet

As of December 31, 2009

(In Thousands)

	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
ASSETS

Cash and cash equivalents	$4,281	$303	$63,286	—	$67,870
Receivables	33,911	2,947	5,040	—	41,898
Other current assets	21,110	7,484	330	(10,830)	18,094

Total current assets	59,302	10,734	68,656	(10,830)	127,862

Property and equipment, at cost, net	17,660	24,604	1,363	—	43,627
Goodwill	60,620	5,193	—	—	65,813
Franchise rights and other indentifiable intangibles, net	16,448	4,571	3,540	—	24,559
Investments, employee benefit plans, at fair value	—	20,931	—	—	20,931
Investment in and advances to affiliates	315,955	190,007	82,906	(588,868)	—
Receivable, marketing and reservation fees	33,872	—	—	—	33,872
Deferred income taxes	—	41,695	111	(27,663)	14,143
Other assets	1,680	6,958	592	—	9,230

Total assets	$505,537	$304,693	$157,168	$(627,361)	$340,037

LIABILITIES AND SHAREHOLDERS’ DEFICIT

Accounts payable	$5,516	$24,952	$3,391	—	$33,859
Accrued expenses	12,629	23,266	1,179	—	37,074
Deferred revenue	3,854	47,331	580	—	51,765
Deferred compensation and retirement plan obligations	—	2,798	—	—	2,798
Income taxes payable	—	14,272	2,868	(10,830)	6,310

Total current liabilities	21,999	112,619	8,018	(10,830)	131,806

Long-term debt	277,700	—	—	—	277,700
Deferred compensation & retirement plan obligations	—	34,951	5	—	34,956
Advances from affiliates	286,128	6,663	81,968	(374,759)	—
Deferred income taxes	27,663	—	—	(27,663)	—
Other liabilities	6,259	3,528	—	—	9,787

Total liabilities	619,749	157,761	89,991	(413,252)	454,249

Total shareholders’ deficit	(114,212)	146,932	67,177	(214,109)	(114,212)

Total liabilities and shareholders’ deficit	$505,537	$304,693	$157,168	$(627,361)	$340,037

Choice Hotels International, Inc.

Condensed Consolidating Statement of Cash Flows

For the Six Months Ended June 30, 2010

(Unaudited, in Thousands)

	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Net Cash Provided by Operating Activities	$26,531	$10,466	$4,607	$—	$41,604

Cash Flows From Investing Activities
Investment in property and equipment	(2,867)	(9,195)	(187)	—	(12,249)
Acquisitions, net of cash acquired	—	—	(466)		(466)
Issuance of notes receivable	(7,228)	(780)	—	—	(8,008)
Purchases of investments, employee benefit plans	—	(1,204)	—	—	(1,204)
Proceeds from sales of investments, employee benefit plans	—	836	—	—	836
Collection of notes receivable	—	37	—	—	37
Other items, net	(173)	(33)	(155)	—	(361)

Net Cash Used in Investing Activities	(10,268)	(10,339)	(808)	—	(21,415)

Cash Flows from Financing Activities
Net borrowings pursuant to revolving credit facility	13,400	—	—	—	13,400
Purchase of treasury stock	(9,242)	—	—	—	(9,242)
Excess tax benefits from stock-based compensation	—	12	—	—	12
Dividends paid	(21,924)	—	—	—	(21,924)
Proceeds from exercise of stock options	1,315	—	—	—	1,315

Net Cash (Used in) Provided by Financing Activities	(16,451)	12	—	—	(16,439)

Net change in cash and cash equivalents	(188)	139	3,799	—	3,750
Effect of foreign exchange rate changes on cash and cash equivalents	—	—	(694)		(694)
Cash and cash equivalents at beginning of period	4,281	303	63,286	—	67,870

Cash and Cash Equivalents at End of Period	$4,093	$442	$66,391	$—	$70,926

Choice Hotels International, Inc.

Condensed Consolidating Statement of Cash Flows

For the Six Months Ended June 30, 2009

(Unaudited, in Thousands)

	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Net Cash (Used in) Provided by Operating Activities	$(2,233)	$5,044	$45,563	$—	$48,374

Cash Flows From Investing Activities
Investment in property and equipment	(2,175)	(2,449)	(365)	—	(4,989)
Issuance of notes receivable	(101)	(1,228)	—	—	(1,329)
Collection of notes receivable	—	125	—	—	125
Purchases of investments, employee benefit plans	—	(2,464)	—	—	(2,464)
Proceeds from sales of investments, employee benefit plans	—	1,171	—	—	1,171
Other items, net	(300)	38	16	—	(246)

Net Cash Used in Investing Activities	(2,576)	(4,807)	(349)	—	(7,732)

Cash Flows from Financing Activities
Net borrowings pursuant to revolving credit facility	19,700	—	—	—	19,700
Purchase of treasury stock	(36,350)	—	—	—	(36,350)
Excess tax benefits from stock-based compensation	2,033	—	—	—	2,033
Dividends paid	(22,321)	—	—	—	(22,321)
Proceeds from exercise of stock options	4,603	—	—	—	4,603

Net Cash Used in Financing Activities	(32,335)	—	—	—	(32,335)

Net change in cash and cash equivalents	(37,144)	237	45,214	—	8,307
Effect of foreign exchange rate changes on cash and cash equivalents	—	—	823		823
Cash and cash equivalents at beginning of period	42,734	225	9,721	—	52,680

Cash and Cash Equivalents at End of Period	$5,590	$462	$55,758	$—	$61,810